                                                                     Exhibit 4.1

                                PAIRING AGREEMENT

     PAIRING AGREEMENT (hereinafter called this "Agreement") dated as of April 17, 2003, among Carnival Corporation, a corporation organized under the laws of the Republic of Panama ("Carnival"), The Law Debenture Trust Corporation (Cayman) Limited (the "Trustee"), as trustee of the P&O Princess Special Voting Trust, a trust formed under the laws of the Cayman Islands (the "Trust") and SunTrust Bank (the "Transfer Agent").

     WHEREAS, Carnival and P&O Princess Cruises plc, a public limited company incorporated under the laws of England and Wales ("P&O Princess"), on the date hereof, pursuant to an Offer and Implementation Agreement dated as of January 8, 2003, between Carnival and P&O Princess (the "Offer and Implementation Agreement"), are establishing a dual listed company structure for the purposes of (i) conducting their business together, (ii) treating their shareholders as if they owned an interest in a combined enterprise and (iii) creating certain rights for their respective shareholders in respect of their indirect interests in the combined voting enterprise;

     WHEREAS, in connection with the closing (the "Closing") of the transactions contemplated by the Offer and Implementation Agreement, (i) concurrently with the Closing, P&O Princess is issuing to Carnival, pursuant to the Offer and Implementation Agreement, one Special Voting Share (the "Special Voting Share");
(ii) immediately after such issuance, Carnival is transferring the Special Voting Share to the Trustee (the "Deposit"); (iii) immediately after the Deposit, the Trustee is entering into a Special Voting Trust Deed, between the Trustee and Carnival (the "Trust Deed"), which will, among other things, establish the P&O Princess Special Voting Trust in accordance with the laws of the Cayman Islands, and a SVE Special Voting Deed (the "SVE Special Voting Deed") among the Trustee, DLC SVC Limited, a company incorporated in England and Wales, Carnival, P&O Princess and, The Law Debenture Trust Corporation p.l.c., a company incorporated in England and Wales, which will, among other things, set forth the obligations of the Trustee with respect to the Special Voting Share;
(iv) in respect of the Deposit, the Trustee is issuing to Carnival one share of beneficial interest (a "Trust Share") in the Trust for each outstanding share of common stock, par value $0.01 per share, of Carnival (including any security into which such common stock is reclassified or converted, the "Carnival Common Stock"); and (v) immediately after receiving the Trust Shares, Carnival is distributing (the "Distribution") a dividend to the holders of Carnival Common Stock of one Trust Share for each share of Carnival Common Stock held as of the record date for such dividend (the "Record Date");

     WHEREAS, Carnival and the Trustee intend that (i) the Special Voting Share be listed on the New York Stock Exchange or another national stock exchange or automated quotation system (the "Applicable Exchange") and be publicly traded;
(ii) each Trust Share is paired with and is transferable only with one share of Carnival Common Stock, subject to equitable adjustment in accordance with
Section 6 hereof; and (iii) one Trust Share be issued to Carnival by the Trust for each share of Carnival Common Stock subsequently issued by Carnival, to be represented by the certificates representing such Carnival Common Stock and to be paired with and transferable only with such Carnival Common Stock; and

     WHEREAS, the Transfer Agent is the transfer agent and registrar for the Carnival Common Stock and has agreed to be transfer agent and registrar for the Trust Shares, which are to be represented by the certificates representing shares of Carnival Common Stock in accordance with the terms hereof and of the Trust Deed.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree:

     1. On and after the date hereof (the "Effective Date"), which date shall be promptly communicated in writing to the Transfer Agent by Carnival, and for so long as the Trust Shares and shares of Carnival Common Stock remain outstanding:

        (a) each Trust Share shall, immediately following the transfer from Carnival to the holders of shares of Carnival Common Stock by Distribution or otherwise, be paired with one share of Carnival Common Stock;

        (b) if a share of Carnival Common Stock is transferred, one Trust Share shall be transferred along with such share of Carnival Common Stock, and the Transfer Agent shall cause such transfer of each security to be recorded in Carnival's share register;

        (c) each share of Carnival Common Stock shall not be transferred without the corresponding Trust Share, and each Trust Share shall not be transferred without the corresponding share of Carnival Common Stock;

        (d) the Trust Shares and the shares of Carnival Common Stock shall not be represented by separate instruments but shall be represented by certificates representing the shares of Carnival Common Stock, which shall also represent the Trust Shares, including existing certificates of Carnival Common Stock;

        (e) the Transfer Agent and Carnival shall not transfer, agree to transfer or recognize the transfer of shares of Carnival Common Stock in registered form which do not bear the legend referenced in Section 2(b) hereof unless the Transfer Agent has received from the transferor, either endorsed on the certificate representing the shares of Carnival Common Stock or otherwise, a duly completed and signed stock transfer form or stock power in writing which shall include an agreement by such transferor that such stock transfer form or stock power shall transfer the paired Trust Shares as well as the shares of Carnival Common Stock and which is signed by the transferor (and not by any agent on behalf of such transferor);

        (f) the Trustee shall not issue any Trust Shares except as required under this Agreement or the Trust Deed; and

        (g) the Trustee shall not declare or pay any distribution consisting in whole or in part of Trust Shares, or retire, cancel, subdivide or combine such Trust Shares, except in accordance with Sections 3, 4, 5, 6 and 7 hereof.

     2. Carnival shall procure that each certificate representing shares of Carnival Common Stock issued after the Effective Date shall:

        (a) subject to the other provisions of this Section 2, take the form of the certificate representing shares of Carnival Common Stock as of immediately prior to the Effective Date;

        (b) bear the following legend:

     "THIS CERTIFICATE ALSO REPRESENTS A NUMBER OF SHARES OF BENEFICIAL INTEREST ("TRUST SHARES") IN THE P&O PRINCESS SPECIAL VOTING TRUST ("P&O PRINCESS TRUST"), EQUAL TO THE NUMBER OF SHARES OF COMMON STOCK OF CARNIVAL CORPORATION (THE "CARNIVAL COMMON STOCK") REPRESENTED BY THIS CERTIFICATE. THE TRUST SHARES EACH REPRESENT AN EQUAL, ABSOLUTE, IDENTICAL, UNDIVIDED INTEREST IN THE TRUST PROPERTY (INCLUDING A SPECIAL VOTING SHARE ISSUED BY P&O PRINCESS CRUISES PLC) THAT IS HELD BY THE LAW DEBENTURE TRUST CORPORATION (CAYMAN) LIMITED OR ANY SUCCESSOR THERETO, AS TRUSTEE OF THE P&O PRINCESS TRUST (THE "P&O PRINCESS TRUSTEE"). THE TRUST SHARES ARE REPRESENTED BY THIS CERTIFICATE PURSUANT TO THE TERMS OF A SPECIAL VOTING TRUST DEED ESTABLISHING P&O PRINCESS TRUST BETWEEN CARNIVAL CORPORATION AND THE P&O PRINCESS TRUSTEE (THE "SPECIAL VOTING TRUST DEED") AND A PAIRING AGREEMENT AMONG CARNIVAL CORPORATION, THE P&O PRINCESS TRUSTEE AND SUNTRUST BANK OR ANY SUCCESSOR THERETO (THE "PAIRING AGREEMENT"), AND THE TRUST SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED TOGETHER WITH THE CARNIVAL COMMON STOCK PURSUANT TO THE PAIRING AGREEMENT. THE P&O PRINCESS TRUST AND THE TRUST SHARES ARE SUBJECT TO AND THE TRUST SHARES ARE ISSUED PURSUANT TO, THE SPECIAL VOTING TRUST DEED. BY ACCEPTING THE TRUST SHARES REPRESENTED BY THIS CERTIFICATE, THE HOLDER OF THIS CERTIFICATE AGREES TO BE BOUND BY THE PROVISIONS OF THE SPECIAL VOTING TRUST DEED. COPIES OF THE PAIRING AGREEMENT AND THE SPECIAL VOTING TRUST DEED MAY BE OBTAINED FROM CARNIVAL CORPORATION BY CONTACTING THE INVESTOR RELATIONS DEPARTMENT AT CARNIVAL CORPORATION'S HEADQUARTERS LOCATED AT 3655 N.W. 87 AVENUE, MIAMI, FLORIDA 33178."; and

        (c) be in a form that is in compliance with all applicable rules and regulations of the Applicable Exchange.

     3. (a) On the Effective Date, the Trustee shall authorize and issue to Carnival one Trust Share for each issued and outstanding share of Carnival Common Stock. Carnival shall, immediately thereafter, declare a dividend of the Trust Shares to the holders of the Carnival Common Stock (at a rate of one Trust Share for each share of Carnival Common Stock held on the Record Date) and promptly thereafter, make the Distribution. With respect to certificates for shares of Carnival Common Stock outstanding as of the Record Date, the Trust Shares shall be evidenced by such certificates registered in the names of the holders thereof together with a copy of a summary of the terms of this Agreement substantially in the form attached hereto as Exhibit A (the "Summary of Terms") (provided that the certificates alone shall represent such Trust Shares if the Summary of Terms is not attached thereto). The surrender for transfer of any certificate representing shares of Carnival Common Stock outstanding on the Record Date, with or without a copy of the Summary of Terms attached thereto, shall also constitute the surrender for transfer of the Trust Shares represented thereby.

        (b) After the Effective Date, upon each issuance of additional shares of Carnival Common Stock by Carnival, the Trustee shall authorize and issue to Carnival a number of additional Trust Shares equal to the number of shares of Carnival Common Stock issued by Carnival. Carnival shall thereupon immediately transfer such additional Trust Shares to the holders of the Carnival Common Stock arising from such issuance of additional shares of Carnival Common Stock (at a rate of one Trust Share for each share of Carnival Common Stock arising from such issuance of additional shares of Carnival Common Stock) and shall issue to the holder of the Carnival Common Stock arising from such issuance a certificate or certificates representing the number of shares of Carnival Common Stock that such holder is entitled to receive upon such issue, which certificate or certificates shall also represent an equivalent number of Trust Shares in accordance with the terms hereof and of the Trust Deed.

     4. On the Effective Date, the Trustee shall authorize for issuance Trust Shares to be issued upon the conversion or exercise of any securities convertible into shares of Carnival Common Stock or any rights, options or warrants to purchase shares of Carnival Common Stock (collectively, "Carnival Derivative Securities"), which were issued by Carnival prior to the Effective Date and which have not been previously converted or exercised. Upon the conversion or exercise of such Carnival Derivative Securities, such number of Trust Shares equal to the number of shares of Carnival Common Stock the exercising or converting holder of such Carnival Derivative Securities is entitled to receive upon such exercise or conversion shall be issued to Carnival. Carnival shall thereupon immediately transfer such additional Trust Shares to the holders of the Carnival Common Stock arising from the conversion or exercise of the Carnival Derivative Securities (at a rate of one Trust Share for each share of Carnival Common Stock arising from such conversion or exercise) and shall issue to the exercising or converting holder of such Carnival Derivative Securities a certificate or certificates representing the number of shares of Carnival Common Stock that such holder is entitled to receive upon such exercise or conversion, which certificate or certificates shall also represent an equivalent number of Trust Shares in accordance with the terms hereof and of the Trust Deed.

     5. After the Effective Date, if Carnival notifies the Trustee that it intends to issue Carnival Derivative Securities, the Trustee shall take such action (including, without limitation, the authorization of the issuance of additional Trust Shares to Carnival) as is required to be taken by it to authorize the issuance of Trust Shares as contemplated herein, and Carnival shall take all actions as may be necessary to permit the Trustee to effect such action. Trust Shares shall be issued to Carnival upon the conversion or exercise of such Carnival Derivative Securities, which Trust Shares shall be represented by the certificates representing the shares of Carnival Common Stock issuable upon conversion or exercise of such Carnival Derivative Securities, and Carnival thereupon shall (i) immediately transfer the Trust Shares to the holders of the Carnival Common Stock arising from the conversion or exercise of the Carnival Derivative Securities (at a rate of one Trust Share for each share of Carnival Common Stock held on the relevant record date), and (ii) issue to the exercising or converting holder of such Carnival Derivative Securities a certificate or certificates representing the number of shares of Carnival Common Stock that such holder is entitled to receive upon such exercise or conversion, which certificate or certificates shall also represent an equivalent number of Trust Shares in accordance with the terms hereof and of the Trust Deed.

     6. After the Effective Date:

        (a) if Carnival declares or pays any distribution or dividend consisting in whole or in part of shares of Carnival Common Stock, or subdivides or combines such shares of Carnival Common Stock, then the Trustee shall effect such corresponding issues, subdivisions or combinations of Trust Shares as are necessary to maintain the pairing relationship of one share of Carnival Common Stock to each Trust Share, and Carnival shall take all actions as may be necessary to permit the Trustee to effect such corresponding issues, subdivisions or combinations of Trust Shares;

        (b) if Carnival otherwise reclassifies the shares of Carnival Common Stock, then the Trustee shall effect such transactions as are necessary to maintain the pairing relationship of the securities into which one share of Carnival Common Stock was so reclassified to each Trust Share, and Carnival shall take all actions as may be necessary to permit the Trustee to effect such transactions; and

        (c) if Carnival cancels or retires any shares of Carnival Common Stock, then the Trustee shall cancel or retire the Trust Shares that correspond to such cancelled or retired shares of Carnival Common Stock.

     7. (a) Carnival shall procure that the number of Trust Shares to be authorized and issued by the Trustee to Carnival from time to time under Sections 3, 4, 5 and 6 and the time(s) at which they are to be so authorized and issued hereof is certified in writing by a duly authorized officer of Carnival to the Trustee prior to the time the Trust Shares to be issued are authorized for issuance by the Trustee. The Trustee shall have no obligation to authorize or issue Trust Shares under Sections 3, 4, 5 or 6 unless and until it has received a certificate in accordance with this Section 7(a). The Trustee shall rely on and act in accordance with any certificate delivered or purporting to be delivered under this Section 7(a) without any further inquiry whatsoever and shall not be responsible for any losses, liabilities, costs, damages, actions, demands or expenses of any person or for any breach of any of the provisions of this Agreement that may be occasioned by it acting in accordance with any such certificate. Sections 3, 4, 5 and 6 are subject to this Section 7(a).

        (b) Carnival shall procure that:

            (i) the manner in which Trust Shares should be subdivided or combined from time to time under Sections 6(a) and the time(s) at which they are to be so subdivided or combined;

            (ii) the manner in which the transaction to be carried out from time to time under Section 6(b) and the time(s) at which such transaction should be carried out; and

            (iii) and the number of Trust Shares to be cancelled or retired from time to time under Section 6(c) and the time at which they are to be so cancelled or retired,

shall be certified in writing by a duly authorized officer of Carnival to the Trustee prior to the time at which (as applicable) they are to be so subdivided, combined, reclassified, cancelled or retired by the Trustee or at which transactions under Section 6(b) are to be carried out. The Trustee shall have no obligation to subdivide, combine, reclassify, cancel or retire Trust Shares under Section 6 or carry out a transaction in accordance with Section 6(b) unless and until it has received a certificate in accordance with this Section 7(b). The Trustee shall rely on and act in accordance with any certificate delivered or purporting to be delivered under this Section 7(b) without any further enquiry whatsoever and shall not be responsible for any losses, liabilities, costs, damages, actions, demands or expenses of any person or for any breach of any of the provisions of this Agreement that may be occasioned by it acting in accordance with any such certificate. Section 6 is subject to this
Section 7(b).

     8. Immediately following the Distribution, the Transfer Agent shall be the transfer agent and registrar for shares of Carnival Common Stock and the Trust Shares. Carnival may, by written notice to the Transfer Agent, replace the Transfer Agent, and upon such written notice, the Transfer Agent shall assign its rights and obligations under this Agreement to the successor Transfer Agent, and all references to "Transfer Agent" in this Agreement shall refer to such successor Transfer Agent. The Transfer Agent may resign as transfer agent for shares of Carnival Common Stock and the Trust Shares at any time with 60 days written notice. A resigning Transfer Agent shall assign its rights and obligations under this Agreement to any successor Transfer Agent notified to it by Carnival with effect from the time of its resignation. Carnival shall procure that a successor Transfer Agent shall be appointed upon the resignation of a Transfer Agent and that the resigning Transfer Agent's rights and obligations under this Agreement are assigned to the successor Transfer Agent upon the resignation of the resigning Transfer Agent. If a successor Transfer Agent is not so appointed upon the resignation of the Transfer Agent, Carnival undertakes to the Trustee to perform all of the obligations agreed to be undertaken by the Transfer Agent under this Agreement. So long as shares of Carnival Common Stock and Trust Shares are outstanding, the transfer agent and registrar with respect to the Trust Shares shall be the same bank or trust company as Carnival may appoint, from time to time, for the shares of Carnival Common Stock.

     9. (a) Notwithstanding any other provision of this Agreement, the parties agree that all action required to be taken by the Trustee for the purposes of
(i) issuing any Trust Shares or otherwise with respect to subdivisions, combinations of, or the cancellation or retirement of any Trust Shares, or (ii) any transactions to be carried out in accordance with Section 6(b) under this Agreement shall be effected by the Transfer Agent and the Trustee shall have no liability whatsoever for supervising or otherwise with respect to, any actions (or omissions) of the Transfer Agent with respect to such matters or to take any such actions if the Transfer Agent fails to do so.

         (b) The Transfer Agent, as registrar and transfer agent for the Trust Shares, is hereby instructed by the Trustee (i) to cause, from time to time, such number of Trust Shares as are required to be issued under Sections 3, 4, 5 and 6 of this Agreement and as specified in an instruction from Carnival to the Transfer Agent (a "Carnival Instruction") to be issued and registered in the names and denominations as specified in such Carnival Instruction and (ii) to deliver, from time to time, such Trust Shares in the manner set forth in a Carnival Instruction.

         (c) The Transfer Agent, as registrar and transfer agent for the Trust Shares, is hereby instructed by the Trustee to cause, from time to time, the Trust Shares to be subdivided, combined, reclassified, cancelled or retired as required under Section 6 or to carry out such other transactions as are necessary under Section 6(b) in respect of the Trust Shares as specified in a Carnival Instruction.

     10. Upon appointment of a successor Trustee as provided in Section 7.06 of the Trust Deed, the predecessor Trustee shall novate its rights and obligations under this Agreement to such successor Trustee.

     11. Carnival and the Trustee intend that the P&O Princess Special Voting Trust shall at all times be classified for U.S. federal, state and local income tax purposes as an "investment trust" under the U.S. Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder (the "Code") and Treasury Regulation 301.7701-4(c) and, without limitation, as a grantor trust under Subpart E, Part I of Subchapter J of the Code pursuant to which the Shareholders (as defined in the Trust Deed) will be considered to own the Trust Property (as defined in the Trust Deed) for U.S. federal, state and local income tax purposes, and not as a trust or association taxable as a corporation or as a partnership. Notwithstanding any other provision herein, the provisions of this Agreement shall be interpreted to further this intention and powers granted as well as obligations undertaken pursuant to this Agreement shall be construed so as to further such intent. No provision of this Agreement shall be of any force or effect if such provision would result in the P&O Princess Special Voting Trust being treated in a manner inconsistent with the intention of Carnival and the Trustee as set forth in this Section 11.

     12. This Agreement may be amended only by written consent of Carnival and the Trustee, provided that any amendment which changes the duties of the Transfer Agent will require the consent of the Transfer Agent prior to becoming effective. This Agreement shall only terminate upon the termination of (i) the Equalization and Governance Agreement, dated as of April 17, 2003, between Carnival and P&O Princess, (ii) the SVE Special Voting Deed or (iii) the Trust Deed, each in accordance with the terms thereof.

     13. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     14. This Agreement, the SVE Special Voting Deed and the Trust Deed constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements or undertakings with respect thereto, both written and oral.

     15. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Trustee of the Trust:

   The Law Debenture Trust Corporation (Cayman) Limited
   c/o Close Brothers (Cayman) Limited
   PO Box 1034 GT
   Harbour Place
   4th Floor, 103 South Church Street
   Grand Cayman, Cayman Islands
   Attention:  Edel Gannon, Manager-Fund Services and Client Accounting
   Facsimile:  +345 949 8499

with a copy (in order to constitute notice) to:

   The Law Debenture Trust Corporation p.l.c.
   Fifth Floor, 100 Wood Street
   London EC2V 7EX
   United Kingdom
   Attention:  Company Secretarial Dept. (IKB/ST)
   Facsimile:  +44(0) 20 7696 5243/7606 0643
if to Carnival:

   Carnival Corporation
   3655 N.W. 87/th/ Avenue
   Miami, Florida 33178-2428
   Attention:  General Counsel
   Facsimile:  (305) 599-2600

with a copy to:

   Paul, Weiss, Rifkind, Wharton & Garrison LLP
   1285 Avenue of the Americas
   New York, New York 10019-6064
   Attention:  James M. Dubin
   Facsimile:  (212) 757-3990

if to the Transfer Agent:

   SunTrust Bank
   58 Edgewood Avenue
   Room 225
   Atlanta, GA 30303
   Attention:  Bryan Echols
   Facsimile:  (404) 332 3875

or to such other Persons on addresses as may be designated in writing by the party to receive such notice as provided above.

     16. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of Panama.

     17. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or in connection with this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by New York law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.

     18. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     19. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signature, thereto and hereto were upon the same instrument.

     20. Each party hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

     21. This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this provision shall be void.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

The Corporate Seal of
CARNIVAL CORPORATION,
was hereunto affixed in the presence of


_____________________________________
Name:   Howard S. Frank
Title:  Vice-Chairman and Chief Operating Officer


The Common Seal of
THE LAW DEBENTURE TRUST CORPORATION (CAYMAN) LIMITED, as Trustee, was hereunto affixed in the presence of


_____________________________________
Name:
Title:


The Corporate Seal of
SUNTRUST BANK, was hereunto
affixed in the presence of


By:
      _______________________________
Name:
Title:

                                                                       Exhibit A

       Summary of terms of Pairing Agreement and Special Voting Trust Deed


     On April 17, 2003, Carnival Corporation ("Carnival") and P&O Princess Cruises plc ("P&O Princess") established a dual listed company structure (the "DLC Structure") under an Offer and Implementation Agreement (the "Offer and Implementation Agreement") between Carnival and P&O Princess, dated as of January 8, 2003. In connection with the establishment of the DLC Structure, P&O Princess issued a Special Voting Share to Carnival. Carnival then transferred the Special Voting Share to The Law Debenture Trust Corporation (Cayman) Limited (the "Trustee") as trustee of the P&O Princess Special Voting Trust, a newly-formed Cayman Islands trust (the "Trust"), and the Trust issued to Carnival one share of beneficial interest (each, a "Trust Share" and together the "Trust Shares") for each outstanding share of common stock, par value $0.01 per share, of Carnival (the "Carnival Common Stock"). The Trust Shares represent an equal, absolute, identical, undivided interest in the property of the Trust, including the Special Voting Share.

     The Trust Shares have been distributed by Carnival as a dividend to holders of record of the Carnival Common Stock as of April 17, 2003, in accordance with the Offer and Implementation Agreement and the Pairing Agreement (the "Pairing Agreement") between Carnival and the Trustee, dated as of April 17, 2003, at a rate of one Trust Share for each share of Carnival Common Stock.

     Under the Pairing Agreement:

     . each Trust Share is represented by and is attached permanently to a share of Carnival Common Stock;

     . the Carnival Common Stock and the Trust Shares will trade together as a unit on the New York Stock Exchange under Carnival's existing symbol, "CCL";

     . the certificates representing shares of Carnival Common Stock will also represent an equivalent number of Trust Shares; and

     . the transfer agent for both the Carnival Common Stock and the Trust Shares will be SunTrust Bank and will be required to register transfers in accordance with the Pairing Agreement.

     Therefore, do not send in any certificates representing shares of Common Stock. You do not need to send in stock certificates in order to receive the Trust Shares. All certificates representing shares of Carnival Common Stock issued after April 17, 2003 will bear a legend stating that those certificates also represent Trust Shares.

     The issuance of the Trust Shares will have no effect on reported earnings per share or any other per share operating measures of Carnival. Although there is no U.S. federal income tax authority addressing the tax consequences of a dual listed company transaction, Carnival believes that the distribution of the Trust Shares should not give rise to taxable income or gain for U.S. federal income tax purposes for U.S. holders of Carnival Common Stock. However, the Internal Revenue Service may assert that U.S. holders of Carnival Common Stock received taxable income as a result of the various voting and equalisation provisions necessary to implement the DLC structure. Carnival believes that such voting and other rights, if any, received by shareholders are expected to have only nominal value and, therefore, the receipt of such rights by U.S. Carnival shareholders would only result in a nominal amount of income. It is possible, however, that the Internal Revenue Service may disagree with this conclusion. The distribution of the Trust Shares will not change the way in which you can presently trade the shares of Carnival Common Stock.

                                       13